Exhibit 99.4

Good morning,

This morning, Blueprint announced that we have reached an agreement to be acquired by Sanofi for approximately $9.5 billion, or up to $135 per share in total consideration.

Key highlights of the transaction include:

•	The per share purchase price represents a 33%, 35%, and 49% premium to the company’s current share price, 30– and 60-day volume-weighted average prices as of May 30, 2025, respectively.
•	In addition to $129 per share in cash at closing, Blueprint shareholders will also receive one non-tradeable Contingent Value Right (CVR) for each Blueprint share held. The CVRs represent the right to receive two contingent payments of $2 and $4 per share in cash related to the achievement of certain clinical development and regulatory milestones for BLU-808. This represents additional potential upside value for a pipeline that remains in development.
•	The transaction is expected to close in the third quarter of 2025, subject to customary closing conditions and approvals.

This is an important milestone in our journey as a company, and we believe there is no better strategic fit than with Sanofi. Blueprint’s pipeline of innovative commercial- and development-stage therapies for mast cell diseases aligns seamlessly with Sanofi global leadership in rare diseases and immunology. With exceptional strength and global infrastructure in these areas spanning discovery to commercialization, Sanofi will enable us to accelerate our mission by expanding the reach and impact of our portfolio to many more patients globally. We are also pleased that our agreement with Sanofi will deliver significant, immediate, and certain value to our stockholders, and with the potential to receive additional value in the future through the CVRs.

You can read more about the transaction in the attached press release. [In addition, Sanofi plans to host a Zoom call for investors and analysts at [8:30 am CEST / 2:30 am ET]. The access information for the can be found in Sanofi’s press release and is also pasted below for convenience.

https://sanofi.zoom.us/j/97991465119?pwd=KHb1Zwhgh8e8UrgipSpUEt9PD1VizA.1

Webinar ID: 979 9146 5119

Passcode: 801394]

As always, thank you for your support of Blueprint Medicines,

Jenna

Jenna Cohen

VP, Investor Relations and Global Business Communications

Blueprint Medicines

Additional Information about the Proposed Transaction and Where to Find It

The tender offer referred to in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for the tender offer materials that Sanofi and its acquisition subsidiary will file with the U.S. Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time the tender offer is commenced, Sanofi and its acquisition subsidiary will cause to be filed a tender offer statement on Schedule TO with the SEC, and Blueprint Medicines Corporation (the “Company”) will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY THE COMPANY’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement will be mailed to the Company’s stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of the Company by accessing www.blueprintmedicines.com or by contacting the Company’s Investor Relations contact at ir@blueprintmedicines.com. In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website: www.sec.gov, upon filing with the SEC.

THE COMPANY’S STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements regarding, among other things, the proposed acquisition of the Company by Sanofi, the expected timetable for completing the transaction, and the Company’s future financial or operating performance. The Company generally identifies forward-looking statements by terminology such as “aim,” “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “opportunity,” “contemplate,” “potential,” “continue,” “target” or the negative of these terms or other similar words, although not all forward-looking statements contain such terms. All statements that are not statements of historical facts are, or may be deemed to be, forward-looking statements.  These forward-looking statements are only predictions, and such statements are based on current expectations and projections about future events and trends as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. Actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: (i) risks associated with the timing of the closing of the proposed transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed transaction will not occur; (ii) uncertainties as to how many of the Company’s stockholders will tender their shares in the offer; (iii) the possibility that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (iv) the possibility that competing offers will be made; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the transaction; (vi) the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement; (vii) unanticipated difficulties or expenditures relating to the proposed transaction, the response of business partners and competitors to the announcement of the proposed transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed transaction; (viii) risks related to non-achievement of the contingent value right (“CVR”) milestones and that holders of the CVRs will not receive payments in respect of the CVRs; (ix) the risk that the marketing and sale of AYVAKIT/ AYVAKYT or any future approved drugs may be unsuccessful or less successful than anticipated, or that AYVAKIT/ AYVAKYT may not gain market acceptance by physicians, patients, third-party payors and others in the medical community; (x) the risk that the market opportunities for AYVAKIT/ AYVAKYT or the Company’s drug candidates are smaller than the Company estimates or that any approval that the Company obtains may be based on a narrower definition of the patient population that the Company anticipates; (xi) the risk of delay of any current or planned clinical trials or the development of the Company’s current or future drug candidates, including but not limited to BLU-808 and elenestinib; (xii) risks related to the Company’s ability to successfully demonstrate the safety and efficacy of its drug candidates and gain approval of its drug candidates on a timely basis, if at all; (xiii) preclinical and clinical results for the Company’s drug candidates may not support further development of such drug candidates either as monotherapies or in combination with other agents or may impact the anticipated timing of data or regulatory submissions; (xiv) the timing of the initiation of clinical trials and trial cohorts at clinical trial sites and patient enrollment rates may be delayed or slower than anticipated; (xv) actions of regulatory agencies may affect the Company’s approved drugs or its current or future drug candidates, including affecting the initiation, timing and progress of clinical trials, as well as the pricing of its drug candidates; (xvi) risks related to the Company’s ability to obtain, maintain and enforce patent and other intellectual property protection for its products and current or future drug candidates it is developing; (xvii) the success of the Company’s current and future collaborations, financing arrangements, partnerships or licensing and other arrangements; (xviii) risks related to the Company’s liquidity and financial position and the accuracy of its estimates of revenues, expenses, cash burn, and capital requirements; and (xix) those risks detailed in the Company’s most recent Annual Report on Form 10-K and subsequent reports filed with the SEC, as well as other documents that may be filed by the Company from time to time with the SEC. The Company cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. The forward-looking statements made in this communication relate only to events as of the date on which the statements are made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.